EXHIBIT 99

UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT 06506-0901
203.499.2812 Fax: 203.499.3626

NEWS RELEASE

January 24, 2007	Analyst Contact:	Susan Allen:	203.499.2409
	Media Contact:	Anita Steeves:	203.499.2901
		After Hours:	203.499.2812

UIL Holdings Announces Additional Losses Associated with Discontinued Operations

UIL Holdings Corporation (NYSE: UIL) announced today that the losses associated with Xcelecom, Inc., which are reported in discontinued operations, will be materially greater than previously estimated in the 2006 earnings guidance issued on January 5, 2007. The additional losses are a result of further review of the preliminary December results of operations and additional costs associated with the divestitures of Xcelecom in December. Management is reviewing the impact of these transactions and December results and will revise 2006 earnings guidance for discontinued operations and consolidated UIL upon completion of its review. The estimated losses reported on January 5, 2007 for discontinued operations were $3.50 - $3.70 per share.

“Our strategic focus remains unchanged,” commented James P. Torgerson, UIL Chief Executive Officer. “Our focus is on growth in the regulated utility, both in transmission and distribution, and we have the financial flexibility, in the form of cash from our divestitures and access to the debt markets, to execute our plans without modification.”

UIL Holdings announced the intention to divest of Xcelecom in April 2006 as the final step of its strategic direction to dispose of virtually all of its non-utility businesses and to focus on the regulated utility, the United Illuminating Company (UI). UI has an extensive capital expenditure program over the next few years, including the Middletown to Norwalk transmission line, which will provide the major vehicle for earnings growth for UIL. UIL has projected $450 million in total capital spending through 2009 and has more recently identified additional transmission investment opportunities of $123 million during the same time-frame. The proceeds from the sale of the non-utility businesses along with an estimated $38 million in net tax benefits, of which $11.6 million was realized in 2006, from the losses associated with the divestiture of Xcelecom will help fund the capital program. As of December 31, 2006, consolidated cash on hand at UIL was approximately $62 million.
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UIL Holdings Corporation (NYSE:UIL), headquartered in New Haven, Connecticut, is the holding company for The United Illuminating Company, a regulated utility providing electricity and energy related services to 320,000 customers in the Greater New Haven and Bridgeport areas. For more information on UIL Holdings, visit us at http://www.uil.com.

UIL Holdings believes EPS information is useful for components of the business, however are not generally accepted accounting principles (Non GAAP). The amounts presented show the EPS from discontinued operations, calculated by dividing the income from discontinued operations by the average number of shares of UIL Holdings common stock outstanding for the period presented.

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